Exhibit 99.(a)(ix)

AMENDMENT TO DECLARATION OF TRUST

LEGG MASON TAX-FREE INCOME FUND

CERTIFICATE OF VICE PRESIDENT AND ASSISTANT SECRETARY

We, Gregory Merz, Vice President and Chief Legal Officer, and Peter J. Ciliberti, Assistant Secretary, of Legg Mason Tax-Free Income Fund (“Trust”), hereby certify that the trustees of the Trust adopted the following resolutions on November 20, 2008:

RESOLVED:

That pursuant to the authority contained in Section 1 of Article III of Legg Mason Tax-Free Income Fund’s Declaration of Trust, “Primary Class” shares of Legg Mason Maryland Tax-Free Income Trust, a series of the Trust (the “Series”), are hereby renamed “Class A” shares of the Series effective February 1, 2009; and be it

FURTHER

RESOLVED:	That unlimited shares of the Trust be classified into a new share class of the Series, to be known as “Legg Mason Maryland Tax-Free Income Trust, Class C” shares; and be it

FURTHER

RESOLVED:	That the Series has the authority to issue an unlimited amount of Class A shares, Class C shares, Institutional Class shares and Financial Intermediary Class shares; and be it

FURTHER
RESOLVED:

That the classes of the Series represent investment in the same pool of assets within the Series and have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, except as provided in the Trust’s Declaration of Trust and as set forth below:

(1)	The net asset values of Class A, Class C, Institutional Class, and Financial Intermediary Class shares of the Series shall be calculated separately. In calculating the net asset values,

(a)

Each class shall be charged with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to that class, and not with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to any other class;

(b)	Each class shall be charged separately with such other expenses as may be permitted by U.S. Securities and Exchange Commission

(“SEC”) rule or order and as the Board of Trustees shall deem appropriate;

(c)

All other fees and expenses of the Series shall be charged to all classes of the Series, in the proportion that the net asset value of that class bears to the net asset value of the Series of the Trust, except as the SEC may otherwise require;

(2)

Dividends and other distributions shall be paid on Class A, Class C, Institutional Class and Financial Intermediary Class shares of the Series at the same time. The amounts of all dividends and other distributions shall be calculated separately for Class A, Class C, Institutional Class and Financial Intermediary Class shares. In calculating the amount of any dividend or other distribution,

(a)

Each class shall be charged with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to that class, and not with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to any other class;

(b)	Each class shall be charged separately with such other expenses as may be permitted by SEC rule or order and as the Board of Trustees shall deem appropriate;

(c)

All other fees and expenses shall be charged to each class of the Series, in the proportion that the net asset value of that class bears to the net asset value of the series of the Trust, except as the SEC may otherwise require;

(3)

Each class of the Series shall vote separately on matters pertaining only to that class, as the Trustees shall from time to time determine. On all other matters, all classes of the Series shall vote together, and every share of the Series, regardless of class, shall have an equal vote with every other share of the Series; and

(4)

The Trust, by a general or specific resolution of the Board of Trustees, may require the conversion of Class A shares, or their exchange, into shares of another class if the holder of said shares no longer meets the eligibility requirement for Class A shares, as determined by the Board of Trustees from time to time.

Dated:  January 28, 2009

By:

/s/ Gregory Merz

Gregory Merz
Vice President and Chief Legal Officer

By:	/s/ Peter J. Ciliberti
Peter J. Ciliberti
Assistant Secretary